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                                                                       Exhibit 6


                       [GREENHILL & CO., LLC LETTERHEAD]



                                                               February 16, 2000



Special Strategic Committee of Directors and the Board of Directors
Shorewood Packaging Corporation
277 Park Avenue
New York, NY 10172


Special Strategic Committee of Directors and the Board of Directors:


We understand that Shorewood Packaging Corporation ("Shorewood"), International Paper Company ("IP") and a direct wholly-owned subsidiary of IP ("Merger Sub") propose to enter into an Agreement and Plan of Merger (the "Agreement"), which provides, among other things, for Shorewood and IP to engage in the transactions (the "Transactions") contemplated by the Agreement, including (a) the commencement of an Offer by IP to purchase for $21.00 per share in cash (the "Consideration") any and all of the outstanding shares of common stock, $.01 par value, of Shorewood ("Shorewood Common Stock") and the associated rights to purchase preferred stock (the "Rights"), issued pursuant to the Rights Agreement, dated as of June 12, 1995, between Shorewood and The Bank of New York as rights agent, and (b) a business combination whereby Merger Sub will be merged with and into Shorewood, with Shorewood continuing as the surviving corporation of such merger and a direct wholly-owned subsidiary of IP (the "Merger"), and each share of Shorewood Common Stock (other than shares of Common Stock owned by IP, Shorewood or their respective subsidiaries) will be converted into the right to receive the Consideration. The terms and conditions of the Transactions are more fully set forth in the Agreement. Capitalized terms used in this letter without definition have the respective meanings assigned to them in the Agreement.

You have asked us to render an opinion as to whether, as of the date hereof, the Consideration is fair, from a financial point of view, to the holders of Shorewood Common Stock. We have not been requested to opine as to, and our opinion does not in any manner address, the underlying business decision to proceed with or effect the Transactions.

For purposes of the opinion set forth herein, we have, among other things:

         1. reviewed the draft Agreement dated February 16, 2000 (and certain related ancillary agreements referred to in the Agreement);

         2.       reviewed the structure of the Transactions;




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         3.       reviewed Forms 10-K and related financial information for the three fiscal years ended May 3, 1997, May 2, 1998 and May 1, 1999 for Shorewood;

         4. reviewed certain other filings with the Securities and Exchange Commission made by Shorewood, and certain other publicly available business and financial information relating to Shorewood, that we deemed relevant;

         5. reviewed certain information, including financial forecasts and other financial and operating data concerning Shorewood, prepared by the management of Shorewood;

         6. discussed the past and current operations, as well as the financial condition and prospects of Shorewood; with senior executives of Shorewood;

         7. reviewed the historical market prices and trading activity for the Shorewood Common Stock, as well as related comparable companies and stock market indices that we deemed relevant;

         8. reviewed the financial terms, to the extent publicly available, of certain other comparable transactions that we deemed relevant;

         9. reviewed the financial terms of, and considered and took into account such other matters as we deemed necessary or appropriate related to; the offer from Chesapeake Corporation to acquire Shorewood;

         10. participated in discussions and negotiations among representatives of Shorewood and its legal advisors and IP and its financial and legal advisors;

         11. participated in discussions among representatives of certain other parties with respect to a potential sale or other extraordinary transaction involving Shorewood; and

         12. reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary or appropriate for purposes of this opinion.


We have assumed and relied upon, without independent verification, the accuracy and completeness of the information supplied or otherwise made available to us by representatives of Shorewood for purposes of this opinion. With respect to the financial forecasts of Shorewood that have been furnished to us, we have assumed such forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and good faith judgements of the management of Shorewood as to the future financial performance of Shorewood, and we relied upon such forecasts in arriving at our opinion. In arriving at our opinion, we have not conducted a physical inspection of Shorewood's plants or facilities, nor have we undertaken an independent appraisal of the assets of Shorewood nor are we expressing an opinion as to any aspect of the Transactions other than the fairness from a


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financial point of view to the holders of Shorewood Common Stock of the
Consideration to be paid in the Transactions.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

We have acted as financial advisor to the Special Strategic Committee of Directors (the "Committee") in connection with the Transactions and will receive a fee from Shorewood for our services, a significant portion of which is contingent upon the consummation of the Transactions or a similar transaction.

It is understood that this letter is for the information of the Committee and the Board of Directors (the "Board") and is rendered to the Committee and the Board in connection with their consideration of the Transactions and may not be used for any purpose without our prior written consent, except that this opinion may be included in its entirety in any filing made by Shorewood with the Securities and Exchange Commission. This opinion is not intended to be and does not constitute a recommendation to the Committee or the Board as to whether they should approve the Transactions.

Based upon and subject to the foregoing, we are of the opinion as of the date hereof that the Consideration to be received in the Transactions by the holders of Shorewood Common Stock (other than IP and its subsidiaries) is fair, from a financial point of view, to such stockholders.


                                     Very truly yours,

                                     GREENHILL & CO., LLC


                                     By: /s/ Scott L. Bok
                                        ---------------------------------
                                        Name: Scott L. Bok
                                        Title:   Managing Director